Exhibit 10.1

RETIREMENT AND TRANSITION AGREEMENT

This Agreement is between Douglas Dynamics, L.L.C. (which in this Agreement is referred to as the “Company” or “Douglas Dynamics”) and Robert (Bob) McCormick, who is referred to as “Employee” or “Bob.” Both Bob and the Company acknowledge and agree that Douglas Dynamics, Inc. (which in this Agreement is referred to as the “DDI”) is an express, third-party beneficiary in this Agreement.

1.    Background. Bob has informed Douglas Dynamics of his decision to retire; the mutually agreed upon date for the end of Bob’s employment with the Company will be effective July 8, 2024 (the “Retirement Date”). In recognition of Bob’s years of service and leadership on behalf of the Company and support to DDI, and as both Bob and Douglas Dynamics desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them, all parties have agreed to the terms set forth in this Agreement. In addition, Bob acknowledges, agrees, and represents that he has been paid and has received all compensation and/or other amounts due that he earned on or before the date he signed this Agreement, including but not limited to all wages, salary, bonuses, incentive compensation, accrued vacation, sick and personal day pay. Bob further agrees that Douglas Dynamics’s payment and his receipt of all compensation due him earned on or before the date he signed this Agreement is not and has not been conditioned upon his execution of this Agreement.

2.    Employment Termination. Bob understands that his employment with Douglas Dynamics will be considered ended effective on the Retirement Date (which is and shall be treated for all purposes as a separation from employment), based on his decision to retire. Bob and the Company are parties to that certain amended and restated employment agreement dated October 31, 2022 (the “Employment Agreement”), and consistent with the Employment Agreement and the Company’s desire to benefit from Bob’s assistance following the Retirement Date, the Company is willing to provide Bob with certain benefits if he executes an agreement and release of claims acceptable to the Company:  this is that agreement.

3.    Retirement Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 18), and Bob honoring all of its terms, the Company will provide Bob with the following pay and benefits.

a.    Waiver of Notice. The Company agrees to waive the 120-retirement notice required under the Employment Agreement, so that Bob’s final day of employment will occur on the Retirement Date.

b.    Consulting Agreement. Following Bob’s retirement, it is expected that the Company may desire assistance with additional transitional or other business-related needs. Bob has agreed to provide these consulting services on the terms set forth in the consulting agreement attached as Exhibit A (the “Consulting Agreement”), including the payment of a consulting fee.

c.    AIP Payment. In addition, the Company agrees to provide Bob a payment equal to one hundred percent (100%) of his Annual Incentive Plan (“AIP”) award for 2024 at target, less applicable withholding and deductions: this amount (the “AIP Payment”) will be $757,000.00. The AIP Payment shall be paid in a lump sum and provided to Bob at the same time as other AIP payments are provided to employees in the ordinary course in 2025, but not later than March 15, 2025.

d.    LTIP/Equity Incentive Awards. All outstanding equity-related or long-term incentive awards that have been granted to Bob prior to the Retirement Date will be treated in a manner consistent with the fact that Bob will have a “Retirement” as defined under the Douglas Dynamics, Inc. Amended and Restated 2010 Stock Incentive Plan and the individual award agreements with respect to any such grant, effective as of the Retirement Date. For clarity, Bob has the following unvested LTIP/Equity Awards:

Grant Year	Number of RSUs	Number of PSUs (at Target)
2022	5,930	26,690
2023	14,258	32,082
2024	41,308	41,308

Bob will continue to receive dividend equivalents on all RSUs in accordance with the terms of the RSU award agreements. In addition, Bob will also continue to be eligible to receive dividend equivalents with respect to the PSUs to the extent the PSUs are earned based on actual performance in accordance with the terms of the PSU award agreements.

e.    Deferred Compensation Plan Benefits. Any right to receive a vested benefit under the Douglas Dynamics Nonqualified Deferred Compensation Plan (and the timing of payment of any such benefit) shall be governed by and administered in accordance with the terms of such plan and Bob’s distribution elections thereunder. For clarity, Bob’s deferred compensation as of December 31, 2023, is: $692,994.

f.    COBRA. Any health benefits (medical, dental, vision, prescription) that Bob received while employed will be continued through July 31, 2024, which is the “Benefits Period.” To the extent applicable, Bob will be separately notified of COBRA or other benefit continuation rights and any necessary steps to activate such coverage. If Bob wishes to elect continuation coverage, Bob is fully responsible to take all necessary steps for such continuation, including completion of the COBRA application and Bob is solely responsible for making any such payments. Should Bob timely elect COBRA coverage, the Company agrees that he and/or the eligible members of his family shall pay no more than the rate charged to its active employees by the Company at the time of such payments for a period of up to eighteen (18) months, and that the Company shall pay for the employer portion of providing such healthcare coverage during this period. Further, should Bob become otherwise employed and be eligible to receive health benefits from the other employer, Bob will report the same to the Company within fifteen (15) calendar days, and the Company shall have no more obligation to provide the pay otherwise required under this paragraph 3.f.

g.    Vacation. Irrespective of whether Bob signs or does not sign this Agreement, for purposes of clarity, he will have paid out with his last paycheck following the Retirement Date all provided but unused vacation and TFR hours: a total of 334 hours.

4.    Acknowledgement. Bob understands that the pay and benefits provided in paragraph 3 and its subparagraphs will not be paid or provided unless he accepts this Agreement, it becomes effective (see paragraph 18), he re-affirms his commitment to this Agreement consistent with paragraph 5 (as to certain benefits and pay), and he continues to honor all of its terms.

5.    Reaffirmation of this Separation Agreement and Release. Bob acknowledges and agrees that his receipt of the payments and benefits associated with those set forth in paragraphs 3.b. and 3.c., in this Agreement, is conditioned upon his reaffirmation of his commitments in this Agreement, including his release of any and all claims pursuant to paragraph 6 for the period of time from the date on which initial execution is made through the date on which the subsequent execution is made, by re-executing this Agreement after the Retirement Date but within five (5) business days of the Retirement Date. Bob acknowledges and agrees that this paragraph 5 does not in any way alter the terms and conditions set forth in paragraphs 19 or 26 of this Agreement. Violation of the terms of this paragraph 5 shall not render the Agreement void but shall mean that Bob shall not be eligible to receive the pay and benefits set forth in paragraph 3.b. through 3.c.

6.    Release. Bob understands and agrees that his acceptance of this Agreement means that, except as stated in paragraph 9, he is forever waiving and giving up any and all claims he may have, whether known or unknown, against Douglas Dynamics, DDI, their subsidiaries, affiliates and related companies, their insurers, their offices and directors, their employees and agents for any personal monetary relief for himself, benefits or remedies that are based on any act or failure to act that occurred before he signed this Agreement. Bob understands that this release and waiver of claims includes claims relating to his employment and the termination of his employment; any Company policy, practice, contract or agreement, including but not limited to the Employment Agreement; any tort or personal injury; any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; any laws governing employment discrimination or retaliation including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Older Worker Benefits Protection Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the National Labor Relations Act (“NLRA”), the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, and any state or local laws, including but not limited to the Wisconsin Fair Employment Act; any laws or agreements that provide for punitive, exemplary or statutory damages; and any laws or agreements that provide for payment of attorney fees, costs or expenses. BOB UNDERSTANDS THAT THIS AGREEMENT RELEASES ALL CLAIMS BASED ON FACTS OR OMISSIONS OCCURRING ON OR BEFORE THE DATE OF THIS AGREEMENT, EVEN IF HE DOES NOT, AT THE TIME HE SIGNS THIS AGREEMENT, HAVE KNOWLEDGE OF THOSE FACTS OR OMISSIONS.

7.    Mutual Non-Disparagement. Bob agrees not to make public statements that would disparage the Company, DDI, their subsidiaries and affiliates, or any of the Company’s, DDI’s and their subsidiaries’ and affiliates’ officers, directors or employees and which are calculated to injure or have an adverse effect on the business or affairs of the Company, DDI or their subsidiaries and affiliates. This paragraph equally applies to statements made by Bob under any other identifier he may use for electronic/web-based communications and postings (e.g., email, Facebook, LinkedIn, blogs, etc.). This paragraph does not prohibit Bob from making truthful statements while cooperating with a governmental investigation or communicating with a government agency or testifying under oath.

Similarly, the Company and DDI agree they will not authorize any officer, director, executive, manager, or representative of the Company or DDI to make any written or oral statement that would disparage Bob and which are calculated to injure or have an adverse effect on Bob’s reputation, including without limitation, any electronic or print news media or other publications, that would disparage the reputation, image, good will, or professional interests of Bob. This paragraph does not prohibit any Company or DDI officers, directors, executives, managers and/or representatives from making truthful statements while cooperating with a governmental investigation, communicating with a government agency, or otherwise testifying under oath.

8.    Future Employment. Bob agrees that as of the Retirement Date he will not be employed nor entitled to reemployment with the Company, DDI or any of their subsidiaries, affiliates or related entities, and he agrees not to knowingly seek such employment, on any basis or through an employment agency. He further agrees and acknowledges that should he apply for any position in contradiction of this paragraph, the Company, DDI or their subsidiaries, affiliates or related entities may completely ignore such application and fail to consider it based on this paragraph.

9.    Claims Not Waived. Bob understands that this Agreement does not waive any claims that he may have: (a) arising from acts or conduct occurring after the date that he signs the Agreement; (b) for compensation for illness or injury or medical expenses under any worker's compensation statute; (c) for benefits under any plan currently maintained by the Company that provides for retirement benefits (however, Bob agrees and acknowledges that the payment(s) provided in paragraph 3 (and all subparagraphs) above shall not be considered or included for purposes of any retirement benefit contribution or plan); (d) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights; (e) any claim for breach of this Agreement; or (f) any claim that by law cannot be released or waived.

10.    Government Cooperation. Nothing in this Agreement prohibits Bob from cooperating with any government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission, or any similar State agency. Further, Bob understands that nothing in this Agreement (including any obligation in paragraphs 6, 7, 8, 11, or 20, or their subparagraphs) prohibits him from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation. Additionally, Bob understands that he does not need the prior authorization of the Company or DDI to make any such reports or disclosures, and he is not required to notify the Company or DDI that he made such reports or disclosures. And nothing in this Agreement prohibits Bob from seeking and obtaining a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. Moreover, nothing in this Agreement limits Bob’s right to receive a statutory award for information provided to the Securities and Exchange Commission. Finally, Bob represents and admits that he is not aware, as of the date on which he executes this Agreement, of any conduct, misconduct, action or proposed action that would, in his good faith belief, constitute a violation of any obligation(s) owed by the Company or DDI or any of their affiliates, subsidiaries or related entities that would give rise to a report by Bob such as that described under this paragraph, or by law.

11.    Restrictive Covenant Obligations. To the extent Bob has executed an agreement with the Company or DDI that restricts his use of confidential information or competitive activities after his employment ends, he expressly reaffirms those commitments, and this paragraph (and all subparagraphs) shall supplement those obligations and not replace them unless the prior obligations are unenforceable as a matter of law, in which case just the obligations below on this topic shall apply. Whether Bob has executed a prior agreement that restricts his use of confidential information or competitive activities or not, he acknowledges that the severance benefits made available to him in this Agreement are partly provided in return for his agreement to the subparagraphs immediately below.

a.    Background. Bob acknowledges that during the course of his employment for Douglas Dynamics, he was provided access to and was permitted to use confidential information (as defined in subparagraph 11.b. below) and / or trade secrets, which could be used by him in the future to gain an unfair competitive advantage if he did not comply with the provisions in this paragraph. Therefore, he agrees to the confidentiality, non-compete, non-solicitation and non-interference obligations in subparagraphs 11.b. through 11.e:

b.    Confidentiality. Bob agrees to hold in strict confidence and, except as Douglas Dynamics may otherwise authorize in writing, not disclose to any person, entity or organization, any confidential information that he received, acquired or reviewed in connection with the performance of his employment on behalf of Douglas Dynamics. For purposes of paragraph 11 (and the subparagraphs), “confidential information” includes Douglas Dynamics’s customer/client information, proprietary supplier and partner information, proprietary product information, proprietary design and construction information, proprietary pricing and profitability information, proprietary sales and marketing strategies and techniques, proprietary research and development information, proprietary prototype information (if any), proprietary efficacy studies (if any), proprietary CAD and other drawings, blue prints or designs, and proprietary business ideas or practices. The restriction on use and disclosure contained in this subparagraph shall not apply to such information that is of general knowledge in the industry through no fault or act of his own. And the restriction in this subparagraph shall apply for two (2) years from the Retirement Date. Finally, the restriction in this subparagraph is not intended to, nor does it, preclude Bob from any competitive employment – Bob is merely precluded from using any confidential information in such employment or otherwise if not for Douglas Dynamics’s benefit.

c.    Non-Compete. Without limiting the generality of subparagraph 11.b. above, during the eighteen (18)-month period following the Retirement Date, Bob agrees that he will not, on his own behalf, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in a role where Bob’s knowledge of confidential information and/or trade secrets is likely to affect his decisions or actions for the Direct Competitor, to the detriment of the Company. For purposes of this paragraph 11 and its subparagraphs, a “Direct Competitor” means a person, business or company providing Competitive Products or Competitive Services anywhere in the United States.

i.“Competitive Products” means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer, client, or partner at any time during the 12-month period immediately preceding the Retirement Date. “Competitive Products” does not include any product that the Company no longer provides and/or does not intend to provide in the 12-month period following the Retirement Date.

ii.“Competitive Services” means services of the type that the Company provided or offered to its customers, clients or partners at any time during the 12-month period immediately preceding the Retirement Date. “Competitive Services” also includes those services that the Company was in the process of developing or which it was actively engaged in research and development to offer to a customer, client, or partner or anticipated customer, client, or partner as of the Retirement Date. Competitive Services does not include any service that the Company no longer provides and/or does not intend to provide in the 12-month period following the Termination Date or the Misconduct Date.

d.    Non-Solicitation of Customers, Distributors and Suppliers. Without limiting the generality of subparagraph 11.b. above, during the eighteen (18)-month period following the Retirement Date, Bob agrees that he will not, directly or indirectly, either separately, jointly, or in association with others, solicit or otherwise contact any of the Company customers/clients/distributors/suppliers (for purposes of this paragraph, a customer, client, distributor or supplier is a person or organization that had actually (i) purchased Competitive Products or Services in the two-year period prior to the Retirement Date, (ii) supplied essential parts or products for the manufacturer of a Competitive Product or associated with the delivery of a Competitive Service in the prior two-year period, or (iii) sold a Competitive Product or Competitive Service in the prior two-year period) with whom he had contact, responsibility for, or had acquired by virtue of his employment during the two-year period that preceded the Retirement Date, confidential, proprietary information that would provide Bob with an advantage for eliciting a sale of product or service, being engaged as a distributor or from whom parts or supplies were purchased, if such contact is for the general purpose of selling or marketing products or services that satisfy the same general needs as any products or services that the Company has available for sale to its customers during this non-solicitation period.

e.    Non-Interference. Without limiting the generality of subparagraph 11.b. above, during the eighteen (18)-month period following the Retirement Date, Bob agrees that he will not, either personally or in conjunction with others (i) solicit, interfere with, or endeavor to cause any Restricted Employee of the Company to leave employment with the Company to work for a Direct Competitor, or (ii) otherwise induce or attempt to induce any Restricted Employee to terminate employment with the Company to work for a Director Competitor. A “Restricted Employee” is an employee of the Company with whom Bob has or has had a managing, reporting, or other close relationship, which relationship Bob could exploit to persuade the Restricted Employee to leave employment with the Company. In addition, Restricted Employees are limited to those Company employees who have special knowledge and/or information (including access to confidential information) that could cause the Company damage/harm if they went to work for a Direct Competitor. Nothing in this subparagraph 11.e. prohibits (x) an employee of the Company who is not a party to this Agreement from becoming employed by another organization or person; (y) Bob from soliciting, hiring or assisting in the solicitation or hiring by a Direct Competitor of any former employee of the Company, provided that Bob did not cause or induce such former employee to leave his or her employment with the Company; or (z) the placement of general advertisements for employees or the consideration or hiring of individuals who respond to such general advertisements, so long as such general advertisements are not specifically directed to Restricted Employees.

f.    No Conflict with NLRA Intended. Bob understands that nothing in this paragraph 11, or any of its subparagraphs, is intended to conflict with any requirements under the NLRA or prohibit her from engaging in actual protected concerted activity under the NLRA, such as discussing the terms or conditions of her employment, compensation, or end of employment.

g.    Equitable Relief. Bob agrees that damages would be an inadequate remedy for the Company in the event of breach or threatened breach of his obligations under subparagraphs 11.b through 11.e, and thus, in any such event, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting Bob from violating the promises in these subparagraphs. Bob understands that this provision regarding the issuance of an injunction does not limit any remedies at law or equity otherwise available to the Company. Bob further agrees that no bond shall be required for equitable relief, including but not limited to a temporary restraining order or preliminary or other injunction, to be granted.

h.    Trade Secrets/Defend Trade Secrets Act. Nothing in this Agreement (or any prior agreement on confidentiality to which Bob may be subject) diminishes or limits any protection granted by law to trade secrets or relieves Bob of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement (or any prior agreement on confidentiality to which Bob may be subject) is intended to discourage him from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

(i)         An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)         An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or any prior agreement on confidentiality to which Bob may be subject) shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

12.    Non-admission. Bob and the Company both acknowledge and agree that nothing in this Agreement is meant to suggest that the Company has violated any law or contract or that he has any claim against the Company.

13.    Voluntary Agreement. Bob acknowledges and states that he has entered into this Agreement knowingly and voluntarily.

14.    Consulting An Attorney. Bob acknowledges that the Company has told him that he should consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement, and that he has consulted with Attorney Mark Goldstein.

15.    Obligation to Pay Attorney Fees and Costs. Bob understands and agrees that if he violates any of the commitments he has made in this Agreement, the Company may seek to recover all payments and/or the value of the benefits provided in paragraph 3 (and all subparagraphs) of this Agreement, with the exception of Ten Thousand Dollars ($10,000), and that, except as provided in paragraph 16, he will be responsible for paying the actual attorney fees and costs incurred by the Company in enforcing this Agreement or in defending a claim released by paragraph 6.

16.    Exception to Attorney Fees Obligation. The obligation to pay the Company’s attorney fees and costs does not apply to an action by Bob regarding the validity of this Agreement under the ADEA.

17.    Complete Agreement. Except as provided in paragraph 11, Bob understands and agrees that this document contains the entire agreement between him and the Company relating to his employment and the termination of his employment, that this Agreement supersedes and displaces any prior agreements and discussions relating to such matters and that he may not rely on any such prior agreements or discussions.

18.    Effective Date and Revocation. This Agreement shall not be effective until seven (7) days after Bob signs it and returns it to Don Sturdivant. During that seven (7)-day period, Bob may revoke her acceptance of this Agreement by delivering to Don a written statement stating he wishes to revoke this Agreement or not be bound by it.

Bob shall similarly have seven (7) calendar days to revoke his reaffirmation required in paragraph 5. Any revocation of the reaffirmation should be in writing and delivered to Don Sturdivant, by no later than the end of the seventh (7th) calendar day of this reaffirmation revocation period. Bob understands and agrees that, should he exercise this right of revocation of his reaffirmation, he shall not be entitled to the payment or benefits set forth in paragraphs 3.b.and 3.c. Bob also understands and agrees that any revocation of his reaffirmation signature shall mean that the Agreement shall still be effective, but not as to any claims that may have arisen between the dates on which Bob initially signs this Agreement and the date on which Bob signs in reaffirmation. In addition, Bob understands and agrees that this Agreement may be executed by him and the Company in counterparts and that facsimile, copy or .pdf signatures shall be considered just as effective as original signatures.

19.    Final and Binding Effect. Bob understands that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement he may be giving up legal rights.

20.    Future Cooperation. Bob also agrees to cooperate with the Company in the future, during the period that expires eighteen (18) months after the Retirement Date, and to provide to the Company truthful information, testimony or affidavits requested in connection with any matter that arose during his employment. Bob acknowledges that part of the payment provided pursuant to subparagraph 3.c. is provided as direct consideration for his support. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment he may have at the time of request. The Company agrees to reimburse Bob for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by the Company.

21.    Return of Property. Bob acknowledges an obligation and agrees to return all Company property, unless otherwise specified in this paragraph. This includes, whether in paper or electronic form, all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, iPads, personal digital assistants, cellular telephones, iPhones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of the Company. In addition, Bob agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to the Company or is maintained by the Company or on Company property. Further, Bob acknowledges an obligation and agrees not to destroy, delete or disable any Company property, including items, files and materials on computers and laptops.

Consistent with this paragraph 21, the Company agrees that Bob may keep his mobile phone and the telephone number associated with that phone, and that the Company will take whatever steps necessary to transfer this telephone number to Bob immediately following the Retirement Date. In addition, the Company will provide Bob with a laptop that no longer has any Company information on it immediately following the Retirement Date.

22.    Divisibility of Agreement or Modification by Court. Bob understands that, to the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. Bob agrees that in the event that any provision of this Agreement is held to be invalid, it shall be, to the extent permitted by law, modified as necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then Bob understands and agrees that such provision shall be considered expunged (eliminated), and he further agrees that the remaining provisions shall be treated as in full force and effect as if this Agreement had been executed by him after the expungement (elimination) of the invalid provision.

23.    Resignation of All Officer-ships and Directorships. To the extent Bob holds an officer-ship, managing member position or directorship with the Company, DDI or any of their subsidiaries, affiliates or related entities, he acknowledges his resignation from all such positions with the Company, DDI and any of their subsidiaries, affiliates, and related entities effective the Retirement Date. To the extent an affirmative notice of such resignation is necessary, this Agreement shall serve as such notice.

24.    Representations. By signing this Agreement, Bob represents that he has read this entire document and understands all of its terms.

25.    21-Day Consideration Period. Bob may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day he received it. If this Agreement is not signed, dated and returned to Don Sturdivant within twenty-two (22) days, the offer of severance payments, additional separation payments and benefits described in paragraph 3 and its subparagraphs will no longer be available. Bob acknowledges that should he sign and return this Agreement within the 21-day period identified in this paragraph, he is knowingly waiving whatever additional time he may have up to the conclusion of the 21-day period for consideration of this Agreement.

26.    Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) to avoid the imposition of any additional taxes or other adverse consequences under Code Section 409A, if Bob is a “specified employee” for purposes of Code Section 409A, any payments of deferred compensation under this Agreement or any other plan, program or policy of the Company under which Bob has a right to an accrued benefit (including, but not limited to, the Douglas Dynamics Nonqualified Deferred Compensation Plan) being made as a result of a separation from service shall be delayed until six (6) months after Retirement Date his “separation from service” as determined under Code Section 409A. This Agreement is intended to be exempt from the requirements of Code Section 409A, including by meeting the requirements of the "short-term deferral" exception, the "separation pay" exception and other exceptions under Code Section 409A and the regulations promulgated thereunder to the extent applicable or to be compliant with such requirements, and the Agreement shall be interpreted consistent with such intention. Notwithstanding anything in this Agreement to the contrary, to the extent required for compliance with Code Section 409A, payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable. For purposes of Code Section 409A, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate and distinct payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event may Bob designate the year of payment for any amounts payable under this Agreement. The Company does not guarantee that the payments or other benefits under this Agreement will comply with, or be exempt from, Code Section 409A, or receive any other specific tax treatment.

27.    Exclusive Jurisdiction and Venue/Jury Waiver. Bob and the Company agree that this Agreement shall be applied and interpreted under the laws of the State of Wisconsin, without regard to conflict of law principles. Any dispute relating to this Agreement shall be brought only in a state or federal court with jurisdiction in Milwaukee County, Wisconsin; both Bob and the Company consent to the exclusive jurisdiction and venue of such courts. IN ADDITION, BOB AND THE COMPANY BOTH ACKNOWLEDGE AND AGREE THAT EACH, BY EXECUTING THIS AGREEMENT, IS AFFIRMATIVELY WAIVING ANY RIGHT OR OPPORUTNITY TO HAVE ANY SUCH DISPUTE RESOLVED BY A JURY, AND SUCH DISPUTES SHALL ONLY BE RESOLVED BY THE COURT.

[Signatures on Next Page]

Employee:

Signature:	/s/ Robert McCormick	Date Signed:	May 16, 2024

Printed Name:	Robert (Bob) McCormick

Company:

Signature:	/s/ Linda R. Evans

Printed Name:	Linda R. Evans

Its (title):	Chief Human Resources Officer

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